Exhibit 99.1

FOR MORE INFORMATION:	Company Contact:
Jill Blumhoff
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8381
jblumhoff@BASinc.com

BASi Completes Refinancing of Senior Secured Credit Facilities

WEST LAFAYETTE, IN, June 27, 2017 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi” or the “Company”) today announced that it has successfully completed the refinancing of its existing senior secured credit facility with a new senior secured credit facility, consisting of a $4.5 million term loan and a $2.0 million revolving credit facility.

“Today marks a significant accomplishment of one of the many objectives that we envisioned for BASi’s ongoing success”, stated Jill Blumhoff, Chief Financial Officer and Vice President of Finance for BASi. “This is a very exciting milestone for the Company, which meaningfully advances our financial flexibility leaving us well positioned to operate our business for the long-term, and capitalize on opportunities in the future. I want to thank our BASi employees and board members for their support in this accelerated effort, as well as our customers, shareholders, and new lender.”

The refinancing led by First Internet Bank of Indiana extends the maturities of the Company’s debt, with the revolving credit facility maturing in June 2019 and the senior secured term loan maturing in June 2022. Payments on the term loan are based on a fifteen year amortization schedule. The Company will use approximately $4.6 million of the loan proceeds to repay its obligations under its existing credit facility. The remaining availability on the revolving credit facility of $1.9 million, if borrowed, will be used for general corporate purposes.

The interest rate for the $4.5 million senior secured term loan will be at a fixed per annum rate equal to 3.99%.  The interest rate for borrowings under the $2.0 million revolving credit facility will be at the Prime Rate less 0.25% per annum.  The 2017 Senior Secured Credit Facilities are subject to customary affirmative, negative and financial covenants.

About First Internet Bank

First Internet Bank opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. With assets of $2.1 billion as of March 31, 2017, the Bank now provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally. The Bank also offers commercial real estate loans, commercial and industrial loans and treasury management services in select geographies. Additional information about the Bank, including its products and services, is available at www.firstib.com. The Bank is a wholly owned subsidiary of First Internet Bancorp (NASDAQ: INBK).

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The Company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.basinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to our financial condition, changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the Company’s filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company’s most recent Annual Report, as filed, with the Securities and Exchange Commission.